N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2013 RESULTS,
HIGHLIGHTED BY STRONG AND CONSISTENT GROWTH

•	Revenues of $122.5 Billion Grew 11% Year-Over-Year

•	UnitedHealthcare Grew to Serve more than 4 1/2 Million Additional People in 2013,
Including 170,000 Consumers in the Fourth Quarter

•	Optum Revenues of $37 Billion Grew 26% and Operating Earnings Grew 61% in 2013

•	Full Year Net Earnings Grew to $5.50 Per Share, with Cash Flows from Operations of $7 Billion

MINNETONKA, Minn. (January 16, 2014) - UnitedHealth Group (NYSE: UNH) today reported 2013 results, highlighted by Optum’s strong and well-diversified revenue growth and exceptional margin expansion and steady enrollment growth in each of UnitedHealthcare’s benefits businesses. Overall, the Company served nearly 90 million people in 2013.

“In 2013 the quality and diversity of our products and services across the health care system - and the distinctive value received from those services - drove exceptional growth,” said Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group.

The Company continues to estimate 2014 revenues of $128 billion to $129 billion and net earnings in the range of $5.40 to $5.60 per share.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2013	2012	2013	2013	2012
Revenues	$31.1 billion	$28.8 billion	$30.6 billion	$122.5 billion	$110.6 billion
Earnings From Operations	$2.5 billion	$2.1 billion	$2.6 billion	$9.6 billion	$9.3 billion
Net Margin	4.6%	4.3%	5.1%	4.6%	5.0%

•
UnitedHealth Group’s full year 2013 revenues of $122.5 billion grew $11.9 billion or 11 percent year-over-year. Optum’s year-over-year revenue growth rates of 35 percent in the fourth quarter and 26 percent for the full year reflect the market’s growing response to Optum’s distinctive capabilities, with double digit percentage growth at each of its three major businesses in 2013. UnitedHealthcare generated organic enrollment growth of more than 4.5 million people in total, increasing the number of people it serves across all major market categories - commercial, military, Medicare, Medicaid and international - which helped drive 10 percent growth in its annual revenues in 2013.

•
Full year 2013 earnings from operations were $9.6 billion and net earnings were $5.6 billion or $5.50 per share. Fourth quarter earnings from operations were $2.5 billion and net earnings were $1.4 billion, or $1.41 per share, up 18 percent year-over-year.

•	Cash flows from operations of $7.0 billion for 2013 were 123 percent of net earnings for the year and included $1.1 billion in fourth quarter cash flows from operations.

UnitedHealth Group Results - Continued

•
The 2013 consolidated medical care ratio increased 110 basis points year-over-year to 81.5 percent, due to government reductions in Medicare Advantage program funding, a greater mix of revenues from government benefit offerings and lower levels of reserve development. Similarly, the fourth quarter 2013 medical care ratio increased 70 basis points year-over-year to 81.2 percent. Favorable reserve development was relatively consistent at $170 million in the fourth quarter, including $100 million related to prior years’ medical services, compared to a total of $140 million for the fourth quarter of 2012, including $70 million related to the previous years’ services.

•
Sizable improvements in operating efficiency in 2013 were more than offset by unprecedented levels of growth in fee-based membership and services business and a greater mix of international business, producing a 20 basis point year-over-year increase in the operating cost ratio to 15.8 percent in 2013. The seasonally higher fourth quarter operating cost ratio of 16.2 percent improved 70 basis points year-over-year, reflecting productivity gains and a year-over-year reduction in costs to support the pharmacy insourcing and TRICARE contract implementations.

•	The full year 2013 tax rate of 36.4 percent increased 50 basis points, as the 2012 rate benefited from the resolution of various historical tax matters.

•
Fourth quarter 2013 days sales outstanding in accounts receivable of 9 days was consistent with fourth quarter 2012; improvements in claim payment throughput brought days claims payable lower by just over one day year-over-year to 47 days.

•
UnitedHealth Group’s December 31, 2013 debt to total capital ratio of 34.4 percent decreased 60 basis points from December 31, 2012 and cash available for corporate use exceeded $1 billion at year-end. Return on equity approached 18 percent in 2013.

•
UnitedHealth Group used just under $3.2 billion for share repurchase in 2013, buying more than 48 million shares for an average price of approximately $65.50 per share, and paid $1.1 billion in shareholder dividends in 2013, a growth of 29 percent year-over-year.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers and markets. UnitedHealthcare serves individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and serves the nation’s active and retired military and their families through the TRICARE program.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2013	2012	2013	2013	2012
Revenues	$28.8 billion	$26.9 billion	$28.4 billion	$113.8 billion	$103.4 billion
Earnings From Operations	$1.8 billion	$1.6 billion	$2.0 billion	$7.3 billion	$7.8 billion
Operating Margin	6.2%	6.1%	7.1%	6.4%	7.6%

•
Full year 2013 UnitedHealthcare revenues of $113.8 billion grew $10.4 billion or 10 percent year-over-year. UnitedHealthcare provided comprehensive medical benefits to more than 45 million people at year end, having grown by 4.5 million people in the past year. Broad-based gains included more than 3.2 million people served in U.S. military and commercial markets, more than 900,000 people served in U.S. public and senior markets and nearly 400,000 people in Brazil. The fourth quarter increase of 170,000 people was led by consistent and steady growth across all public and senior market product categories and strength in sales to individuals and smaller employer groups.

•
UnitedHealthcare earnings from operations for full year 2013 of $7.3 billion decreased $506 million year-over-year, with fourth quarter earnings growth of $155 million or 9 percent year-over-year partially offsetting this decline. The full year 2013 operating margin of 6.4 percent decreased 120 basis points, as full year operating earnings and operating margins were pressured, as expected, by funding reductions impacting seniors relying on Medicare Advantage products and reduced levels of favorable reserve development compared to 2012. Overall medical cost trends remained well controlled, with decreased inpatient hospital usage for the fifth consecutive year and favorable pharmaceutical trends due to continued strong management.

UnitedHealthcare Employer & Individual

•
Full year UnitedHealthcare Employer & Individual revenues grew in 2013, prior to considering a customer conversion from risk-based to fee-based services that negatively impacted revenues by $2.3 billion. Reported revenues of $45 billion decreased $1.6 billion; fourth quarter 2013 revenues were $11.4 billion.

•
UnitedHealthcare grew its commercial business by 3,235,000 people in 2013. Full year results included growth of 4,390,000 people served in fee-based offerings, partially offset by a decrease in risk-based products of 1,155,000 people, substantially all of which related to the customer conversion described above. Year-end commercial enrollment grew 40,000 people from September 30, 2013, driven by growth in risk-based products.

•
Market demands for choice and consumer engagement drove 18 percent year-over-year growth in UnitedHealthcare’s consumer-directed health care products in 2013 to a total of 5.7 million consumers, or nearly 20 percent of the consumers participating in its commercial benefit plans.

•
Year-over-year, UnitedHealthcare’s full year 2013 commercial medical care ratio of 81.0 percent increased 40 basis points and the fourth quarter ratio of 83.5 percent increased 70 basis points. The increases related primarily to lower levels of commercial reserve development.

UnitedHealthcare Medicare & Retirement

•
UnitedHealthcare grew its Medicare business at a market-leading pace in 2013. UnitedHealthcare Medicare & Retirement grew revenues $5 billion or 13 percent year-over-year to $44.2 billion in 2013, including 11 percent year-over-year to $11 billion in the fourth quarter.

•	In Medicare Advantage, UnitedHealthcare grew to serve 425,000 more seniors, a 17 percent year-over-year increase, including growth of 20,000 people in the fourth quarter.

•	Medicare Supplement products grew to serve 275,000 more people, or 9 percent, including 40,000 people in the fourth quarter.

•	UnitedHealthcare’s stand-alone Medicare Part D drug plans delivered strong growth of 725,000 people or 17 percent, including 55,000 people in the fourth quarter.
UnitedHealthcare Community & State

•
In 2013, UnitedHealthcare Community & State revenues of $18.3 billion grew 11 percent year-over-year, due to strong growth in people served through state sponsored benefit programs. Fourth quarter revenues grew 13 percent year-over-year to $4.8 billion.

•
UnitedHealthcare expanded its Medicaid services to 205,000 more people in 2013, including 80,000 in the fourth quarter, and now serves 4 million Americans. New business highlights since third quarter include a sizable re-procurement in Tennessee, an assignment to serve Michigan Medicare-Medicaid beneficiaries, a renewal in Hawaii and approved expansion in southeastern Wisconsin. New business and re-procurements secured in 2013 are expected to produce run-rate annual revenues exceeding $7 billion in 2015.

UnitedHealthcare International

•
UnitedHealthcare International 2013 revenues of $6.4 billion were led by the Amil business in Brazil. In 2013, UnitedHealthcare International increased the number of people receiving comprehensive medical benefits by 380,000 to 4.8 million, representing 9 percent growth.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2013	2012	2013	2013	2012
Revenues	$10.2 billion	$7.5 billion	$9.6 billion	$37.0 billion	$29.4 billion
Earnings From Operations	$655 million	$459 million	$628 million	$2.3 billion	$1.4 billion
Operating Margin	6.4%	6.1%	6.6%	6.2%	4.9%

•
In 2013, Optum revenues grew by $7.6 billion or 26 percent year-over-year to $37 billion, with fourth quarter revenues of $10.2 billion up sharply, growing 35 percent. Full year revenues grew by double-digit percentages in each of Optum’s major businesses, led by 31 percent growth in pharmacy services revenues.

•
Strong performance in local care delivery helped drive OptumHealth revenues 21 percent higher to $9.9 billion in 2013, including growth of $379 million or 18 percent to $2.5 billion in the fourth quarter of 2013.

•
OptumInsight revenues grew to $3.2 billion in 2013, advancing 10 percent year-over-year. Fourth quarter 2013 revenues of $822 million were consistent year-over-year. OptumInsight’s revenue backlog grew 21 percent year-over-year to $5.5 billion at December 31, 2013, with growth driven by revenue management services provided by Optum360.

•
OptumRx full year revenues grew 31 percent in 2013, reaching $24 billion. In addition to achieving strong growth serving external clients in 2013, OptumRx has completed its successful transition of services for UnitedHealthcare’s customers. Script volumes increased 46 percent year-over-year in the fourth quarter and have now reached an annual run rate of more than one-half billion adjusted scripts.

Optum Business Results - Continued

•
Optum’s 2013 earnings from operations of $2.3 billion grew $875 million or 61 percent year-over-year and operating margins expanded 130 basis points year-over-year to 6.2 percent. Fourth quarter earnings from operations of $655 million grew $196 million or 43 percent year-over-year and operating margins expanded 30 basis points to 6.4 percent. These results reflect progressive advances throughout the year on Optum’s plan to accelerate growth and improve productivity by strengthening integration and business alignment.

•
OptumHealth’s 2013 earnings from operations of $976 million grew 74 percent year-over-year due to topline growth and an improved cost structure across the portfolio, including local care delivery, population health and wellness solutions and health-related financial services. Operating margins rose 300 basis points to 9.9 percent. Fourth quarter earnings from operations grew 38 percent year-over-year to $245 million, led by performance in local care delivery. As expected, fourth quarter earnings decreased from $280 million in the third quarter of 2013 due to seasonal patterns in behavioral health services and increased investments in the development of new offerings in the quarter.

•
OptumInsight’s 2013 earnings from operations of $603 million increased 24 percent year-over-year, with operating margins reaching 19 percent, up 220 basis points from 2012. Fourth quarter earnings from operations of $153 million exceeded management expectations but still decreased 13 percent year-over-year, due to a shift in the mix of revenues in the quarter, with a bias toward larger relationships like Optum360, currently in its implementation phase.

•
At OptumRx, strong growth, pricing disciplines, a reduction over the course of the year in costs to support the business transition and further improvements in generic mix drove an 87 percent year-over-year increase in earnings from operations to $735 million in 2013. Operating margins moved up 100 basis points to 3.1 percent for the full year, reaching 3.7 percent in the fourth quarter.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through January 30, 2014, following the live call. The conference call replay can also be accessed by dialing 1-800-723-0549. This earnings release and the Form 8-K dated January 16, 2014 may also be accessed from the Investors page of the Company’s website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.
Some factors that could cause results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and potential effects of a prolonged U.S. government shut-down or debt ceiling constraints;

uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our other periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2013

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Premiums	$27,707	$25,848	$109,557	$99,728
Services	2,361	2,022	8,997	7,437
Products	865	714	3,190	2,773
Investment and other income	184	185	745	680
Total revenues	31,117	28,769	122,489	110,618
Operating Costs
Medical costs	22,504	20,803	89,290	80,226
Operating costs	5,054	4,853	19,362	17,306
Cost of products sold	757	642	2,839	2,523
Depreciation and amortization	350	370	1,375	1,309
Total operating costs	28,665	26,668	112,866	101,364
Earnings from Operations	2,452	2,101	9,623	9,254
Interest expense	(176)	(173)	(708)	(632)
Earnings Before Income Taxes	2,276	1,928	8,915	8,622
Provision for income taxes	(849)	(684)	(3,242)	(3,096)
Net Earnings	1,427	1,244	5,673	5,526
Earnings attributable to noncontrolling interest	—	—	(48)	—
Net earnings attributable to UnitedHealth Group common shareholders	$1,427	$1,244	$5,625	$5,526
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.41	$1.20	$5.50	$5.28
Diluted weighted-average common shares outstanding	1,014	1,037	1,023	1,046

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31,	December 31,
	2013	2012
Assets
Cash and short-term investments	$9,213	$11,437
Accounts receivable, net	3,052	2,709
Other current assets	8,115	6,906
Total current assets	20,380	21,052
Long-term investments	19,605	17,711
Other long-term assets	41,897	42,122
Total assets	$81,882	$80,885
Liabilities and Shareholders' Equity
Medical costs payable	$11,575	$11,004
Commercial paper and current maturities of long-term debt	1,969	2,713
Other current liabilities	14,337	13,399
Total current liabilities	27,881	27,116
Long-term debt, less current maturities	14,891	14,041
Future policy benefits	2,465	2,444
Deferred income taxes and other liabilities	3,321	3,985
Redeemable noncontrolling interest	1,175	2,121
Shareholders' equity	32,149	31,178
Total liabilities and shareholders' equity	$81,882	$80,885

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended December 31,
	2013	2012
Operating Activities
Net earnings	$5,673	$5,526
Noncash items:
Depreciation and amortization	1,375	1,309
Deferred income taxes and other	(82)	77
Share-based compensation	331	421
Net changes in operating assets and liabilities	(306)	(178)
Cash flows from operating activities	6,991	7,155
Investing Activities
Purchases, net of sales and maturities of investments	(1,611)	(1,299)
Purchases of property, equipment and capitalized software, net	(1,161)	(1,070)
Cash paid for acquisitions, net	(317)	(6,280)
Cash flows used for investing activities	(3,089)	(8,649)
Financing Activities
Common stock repurchases	(3,170)	(3,084)
Acquisition of noncontrolling interest shares	(1,474)	(319)
Customer funds administered	31	(324)
Dividends paid	(1,056)	(820)
Net change in commercial paper and long-term debt	152	4,567
Other, net	571	451
Cash flows (used for) from financing activities	(4,946)	471
Effect of exchange rate changes on cash and cash equivalents	(86)	—
Decrease in cash and cash equivalents	(1,130)	(1,023)
Cash and cash equivalents, beginning of period	8,406	9,429
Cash and cash equivalents, end of period	$7,276	$8,406

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
UnitedHealthcare	$28,809	$26,858	$113,829	$103,419
Optum	10,198	7,530	37,035	29,388
Eliminations	(7,890)	(5,619)	(28,375)	(22,189)
Total consolidated revenues	$31,117	$28,769	$122,489	$110,618
Earnings from Operations
UnitedHealthcare	$1,797	$1,642	$7,309	$7,815
Optum (a)	655	459	2,314	1,439
Total consolidated earnings from operations	$2,452	$2,101	$9,623	$9,254
Operating Margin
UnitedHealthcare	6.2%	6.1%	6.4%	7.6%
Optum	6.4%	6.1%	6.2%	4.9%
Consolidated operating margin	7.9%	7.3%	7.9%	8.4%

Revenues
UnitedHealthcare Employer & Individual	$11,446	$11,762	$44,951	$46,596
UnitedHealthcare Medicare & Retirement	10,950	9,841	44,225	39,257
UnitedHealthcare Community & State	4,767	4,219	18,268	16,422
UnitedHealthcare International	1,646	1,036	6,385	1,144

OptumHealth	2,508	2,129	9,855	8,147
OptumInsight	822	822	3,174	2,882
OptumRx	6,868	4,579	24,006	18,359

(a)
Earnings from operations for Optum for the three months ended December 31, 2013 and 2012 included $245 and $178 for OptumHealth; $153 and $175 for OptumInsight; and $257 and $106 for OptumRx, respectively. Earnings from operations for Optum for the year ended December 31, 2013 and 2012 included $976 and $561 for OptumHealth; $603 and $485 for OptumInsight; and $735 and $393 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	December 31, 2013	September 30, 2013	December 31, 2012
Commercial risk-based (a)	8,185	8,130	9,340
Commercial fee-based (a)	19,055	19,060	17,585
Commercial fee-based TRICARE	2,920	2,930	—
Total Commercial	30,160	30,120	26,925
Medicare Advantage	2,990	2,970	2,565
Medicaid	4,035	3,955	3,830
Medicare Supplement (Standardized)	3,455	3,415	3,180
Total Public and Senior	10,480	10,340	9,575
International	4,805	4,815	4,425
Total UnitedHealthcare - Medical	45,445	45,275	40,925
Supplemental Data
Medicare Part D stand-alone	4,950	4,895	4,225

Note:	UnitedHealth Group served 88.2 million individuals across all businesses at December 31, 2013, 89.7 million at September 30, 2013, and 83.7 million at December 31, 2012.

(a)	2013 totals include the effect of a conversion of 1.1 million risk-based consumers of a public sector customer to a fee-based arrangement.